Exhibit 3.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

LEGION SELECT HOLDINGS, LLC

November 30, 2017

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THE INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN ACCORDANCE WITH UNITED STATES AND ANY OTHER APPLICABLE SECURITIES LAWS AND THE RELATED RULES AND REGULATIONS.

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER SPECIFIED HEREIN, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF ANY INTERESTS UNTIL ALL APPLICABLE RESTRICTIONS HAVE BEEN SATISFIED WITH RESPECT TO ANY TRANSFER.

i

7. 4	Removal of a Manager	19
7.5	Manager Shall Have No Exclusive Duty to Company	19
7.6	Power to Bind the Company	20
7.7	Fees and Compensation	20
7.8	Standard of Care	20
7.9	Transactions with a Manager	20
7.10	Resignation	21
7.11	Officers	21
7.12	Certain Powers of the Manager	21

ARTICLE VIII INDEMNIFICATION		22
8.1	Indemnification	22
8.2	Expansion of Indemnification	24

ARTICLE IX CONTRIBUTIONS; MEMBERSHIP INTERESTS AND CAPITAL ACCOUNTS		24
9.1	Initial Contributions and Membership Interests	24
9.2	New Securities From Existing Members	24
9.3	Other Issuances of New Securities	25
9.4	Maintenance of Capital Accounts; No Deficit Restoration Obligation	25

ARTICLE X ALLOCATIONS AND DISTRIBUTIONS		26
10.1	General Rules	26
10.2	Distribution of Distributable Proceeds	26
10.3	Tax Distributions	27
10.4	Allocation of Profits	27
10.5	Allocation of Losses	28
10.6	Special Allocations	28
10.7	Curative Allocations	30
10.8	Tax Allocations; Code Section 704(c)	30
10.9	Other Allocation and Distribution Rules	31

ARTICLE XI TAXES		32
11.1	Elections	32
11.2	Taxes of Taxing Jurisdictions	32
11.3	Tax Matters Partner	32
11.4	Returns and Other Elections	33
11.5	New Partnership Audit Provisions	33
11.6	Survival	34

ARTICLE XII TRANSFER OF MEMBERSHIP INTERESTS		34
12.1	General	34
12.2	Transfers not in Compliance with this Article Void	34
12.3	Reasonableness of Transfer Conditions	34
12.4	Distributions and Allocations in Respect to Transferred Membership Interest	35

ii

ARTICLE XIII WITHDRAWAL OFA MEMBER		35
13.1	Withdrawal	35
13.2	Effect of Withdrawal	35
13.3	No Company Purchase of Membership Interest	35

ARTICLE XIV ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS		35
14.1	Rights of Assignees	35
14.2	Admission of Substitute Members	36
14.3	Admission of Additional Members	36
14.4	Assignee is Bound by this Agreement	36
14.5	Substitute and Additional Members Bound by this Agreement	36

ARTICLE XV DISSOLUTION AND WINDING UP		37
15.1	Dissolution	37
15.2	Dissolution and Winding Up	37
15.3	Distribution of Assets upon Dissolution	37
15.4	Allocation of Profits and Losses in the Year of Dissolution	38

ARTICLE XVI MISCELLANEOUS PROVISIONS		38
16.1	Entire Agreement	38
16.2	Construction	38
16.3	Headings	38
16.4	No Partnership Intended for Non tax Purposes	39
16.5	Rights of Creditors and Third Parties Under Agreement	39
16.6	Application of Delaware Law	39
16.7	Counterparts	39
16.8	No Waiver	39
16.9	Severability	39
16.10	Benefit	39
16.11	Delivery of Notice	40
16.12	Partition	40
16.13	Venue	40
16.14	WAIVER OF TRIAL BY JURY	40

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

LEGION SELECT HOLDINGS, LLC
(a Florida Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LEGION SELECT HOLDINGS, LLC, a Florida limited liability company (the “Company”), is entered into pursuant to the Florida Limited Liability Company Act and is entered into and shall be effective as of the 30th day of November, 2017, by and among Legion Capital Corporation, a Florida corporation (“Legion Capital”), and Legion Select Venture Fund, LLC, a Delaware limited liability company (the “Fund”).

RECITALS:

A. The Company was formed to carry on any lawful business purpose or activity which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

B. The Certificate was filed in the office of the Secretary of State on September 28, 2017.

C. The parties hereto agree that the terms of this Agreement shall govern, regulate and manage the affairs of the Company except to the extent expressly prohibited or ineffective under the laws of the State or the Certificate.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specified in this Agreement, the following terms shall have the following meanings for purposes of this Agreement:

“Act” shall mean the Florida Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Capital Contribution” shall mean a Capital Contribution other than a Capital Contribution described in Section 9.1.

“Additional Member” shall mean a Person other than an Initial Member or a Substitute Member who has acquired a Membership Interest from the Company and been admitted to all of the rights of membership pursuant to this Agreement.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(a) credit to the Capital Account any amounts which the Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to the Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Contribution” shall mean, with respect to a Preferred Member, the aggregate Capital Contributions made by the Preferred Member reduced by Distributions to the Preferred Member pursuant to Section 10.2(b)(ii).

“Adjusted Net Asset Value” shall mean, as of any applicable measurement date, the sum of: (a) the outstanding amounts owed under the loans held by the Company (as reduced by loan loss reserves, if any, established by the Manager) plus (b) all cash and cash equivalents held by the Company, as reduced by all accrued, unpaid liabilities of the Company as of such measurement date, as computed in good faith by the Manager.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the ownership or control of securities possessing more than fifty percent (50%) of the voting power of all outstanding voting securities of an entity or the power otherwise to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting stock or similar rights.

“Agreement” shall mean this Limited Liability Company Agreement including all amendments to this Limited Liability Company Agreement which are adopted in accordance with the Limited Liability Company Agreement and the Act.

“Assignee” shall mean a transferee of a Membership Interest who has not been admitted as a Substitute Member or as an Additional Member; an Assignee who has not become a Substitute Member or an Additional Member in the manner provided in this Agreement shall have no rights in respect of the Company except the right to receive Distributions, Profits and Losses to which the transferor would have been entitled, and any other rights specifically accorded an Assignee by the terms of this Agreement.

“Business Day” shall mean any day upon which federally insured banking institutions are required to be open for business.

2

“Capital Account” shall mean, with respect to any Member, the Capital Account established and maintained for the Member in accordance with the following provisions:

(a) to each Member’s Capital Account there shall be credited the Member’s Capital Contributions, the Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to the Member pursuant to the Treasury Regulations or this Agreement and the amount of any Company liabilities assumed by the Member or which are secured by any Property distributed to the Member;

(b) to each Member’s Capital Account there shall be debited the amount of cash and the fair market value of other Property distributed to the Member, the Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Member pursuant to the Treasury Regulations or this Agreement and the amount of any liabilities of the Member assumed by the Company or which are secured by any Property contributed by the Member to the Company; and

(c) in the event all or a portion of any Member’s Membership Interests is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interests.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with these Treasury Regulations. hi the event the Manager shall determine that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the Company or the Members), are computed in order to comply with these Treasury Regulations, the Manager may make the modification, provided that the modification is not likely to have a material effect on the amounts distributable to any Member pursuant to Article XV upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality among the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b), provided that the modification is not likely to have a material effect on the amounts or timing of Distributions to any Member.

“Capital Contribution” shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company (net of any liabilities to which the Property is subject and liabilities assumed by the Company in connection with the contribution) by the Member (or a predecessor-in-interest) in respect of the Membership Interests owned by the Member.

“Certificate” shall mean the Certificate of Formation of the Company as properly adopted, amended and restated from time to time and filed in the office of the Secretary of State.

3

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Interest” shall mean a Membership Interest that is designated as a Common Interest, and having such rights, preferences, privileges and obligations as specified in this Agreement and as reflected on Exhibit A.

“Common Member” shall mean an owner of a Common Interest who is admitted as a Member. As of the date of this Agreement, Legion Capital is the sole Common Member.

“Company” shall mean Legion Select Holdings, LLC, a limited liability company formed under the laws of the State, and any successor Organization.

“Company Minimum Gain” shall mean partnership minimum gain as defined in Treasury Regulations Sections l.704-2(d) and l.704-2(b)(2) and shall be applied to each Member so as to treat the Member as a partner for federal income tax purposes.

“Company Property” shall mean any Property owned by the Company.

“Depreciation” shall mean, for each Taxable Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of a year or other period, Depreciation shall be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis: provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at” the beginning of the applicable year or period is zero, Depreciation shall be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Manager

“Distributable Proceeds” shall mean the positive amount, if any, of (a) all cash and other Property received by the Company (excluding Property intended to be retained by the Company) less (b) the sum of (i) all expenses paid by the Company, excluding Management Fees (and exclusive of any non-cash expenses, such as depreciation), (ii) amortization or other repayment of principal of indebtedness, (iii) capital expenditures and (iv) any reserves (whether for working capital, capital expenditures or satisfaction of liabilities) established by the Manager in the sole discretion of the Manager and increased by (c) the sum of (i) the amount of any such reserves that the Manager shall determine (in the sole discretion of the Manager) is no longer properly maintained as a reserve and (ii) any other Company Property determined by the Manager to be available for Distribution to the Members.

“Distribution” shall mean a Transfer of Property to a Member on account of a Membership Interest as described in Article X and Article XV.

“Foreign-Related Law” shall have the meaning set forth in Section 11.4.

4

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Member and the Company;

(b) the Gross Asset Value of all the Company’s assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (i) the acquisition of an interest in the Company (other than the initial Membership Interests issued pursuant to Section 9.1) by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the Distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; (iii) the issuance of an interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Manager reasonably shall determine that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value, taking Code Section 7701(g) into account, of the asset on the date of Distribution; and

(d) the Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of the assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 10.6(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Manager shall determine that an adjustment pursuant to paragraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) or (d) immediately above, then the Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.

“Initial Members” shall mean Legion Capital, as sole Common Member, and the Fund, as sole Preferred Member.

“Involuntary Withdrawal” shall mean, with respect to any Member, the occurrence of any of the following events:

(a) an attempted Transfer of all or a portion of the Member’s Membership Interests not in compliance with the provisions of Article XII.

(b) the Member makes an assignment for the benefit of creditors;

5

(c) the Member files a voluntary petition of bankruptcy;

(d) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(e) the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(f) the Member seeks, consents to, or acquiesces in the appointment of a trustee or a receiver or liquidation of, the Member or all or any substantial part of the Member’s properties;

(g) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (b) through (f) above;

(h) any proceeding initiated against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for ninety (90) days after the commencement thereof, or a trustee, receiver, or liquidator is appointed for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for ninety (90) days or, if the appointment is stayed, for ninety (90) days after the expiration of the stay during which period the appointment is not vacated;

(i) the Member becomes subject to any order of any court compelling Transfer of legal or beneficial ownership of any Membership Interest;

(j) if the Member is a natural person, the Member’s death or the adjudication by a court of competent jurisdiction that the Member is incompetent to manage the Member’s person or Property;

(k) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(1) if the Member is a partnership, limited liability company or other Organization, the dissolution and commencement of winding up of the partnership, limited liability company or other Organization;

(m) if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; or

(n) if the Member is a corporation, the dissolution of the corporation.

“Management Fee” shall mean a fee equal to two percent (2%) per annum of the aggregate Unreturned Capital Contributions, payable in accordance with Section 10.2 on a monthly basis, in arrears.

6

“Manager” shall mean a Person selected to manage the affairs of the Company under Article VII.

“Manager Dissociation” shall have the meaning set forth in Section 7.3(a).

“Member” shall mean an owner of a Membership Interest, admitted to all of the rights of membership pursuant to this Agreement who has not withdrawn as a Member, as set forth on Exhibit A (as amended from time to time), including an Initial Member, Substitute Member or Additional Member.

“Member Consent” shall mean (a) with respect to any vote on any action or proposal at a meeting of Members at which a quorum is present in accordance with Section 6.2, the affirmative vote of Members representing more than fifty percent (50%) of the Percentage Interests of the Members casting a vote with respect to the action or proposal (excluding any Members not present, abstaining Members or other non-voting Members) or (b) with respect to any other case, the affirmative vote of the Members representing more than fifty percent (50%) of the Percentage Interests of the Members entitled to vote on the matter.

“Member Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined as “partner nonrecourse debt minimum gain” in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as defined in accordance with Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions” as defined in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(0(2).

“Membership Interest” shall mean the equity interest in the Company entitling its owner to the benefits as provided in this Agreement and the Act, and subjecting its owner to the obligations as provided in this Agreement and the Act, and which shall be a “limited liability company interest” within the meaning of the Act.

“New Partnership Audit Provisions” shall mean Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or Treasury Regulations promulgated thereunder.

“New Securities” shall have the meaning set forth in Section 9.2.

“Nonrecourse Deductions” shall mean “nonrecourse deductions” as defined in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” shall mean “nonrecourse liability” as defined in in Treasury Regulations Section 1.704-2(b)(3).

“Notice” shall mean a written notification.

7

“OFAC” shall have the meaning set forth in Section 6.7(f).

“Offering” shall mean the offering of preferred LLC membership interests in the Fund pursuant to the Memorandum.

“Organization” shall mean a Person other than a natural person, including, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, trusts and unincorporated associations.

“Percentage Interest” shall mean, with respect to the Preferred Members as a group, twenty-five percent (25%), with the Percentage Interest among the Preferred Members to be prorated in accordance with their respective Preferred Percentage Interests; and with respect to the Common Members as a group, seventy-five percent (75%), with the Percentage Interest among the Common Members to be prorated in accordance with their respective Common Percentage Interests.

“Person” shall mean any natural person or Organization permitted to be a member of a limited liability company under the laws of the State.

“Preferred Interest” shall mean a Membership Interest that is designated as a Preferred Interest, and having such rights, preferences, privileges and obligations as specified in this Agreement and as reflected on Exhibit A.

“Preferred Member” shall mean an owner of a Preferred Interest who is admitted as a Member.

“Preferred Percentage Interest” shall mean, with respect to each Preferred Member (or with respect to specified Preferred Interests owned by a Preferred Member), a fraction, expressed as a percentage, the numerator of which is the number of Preferred Interests owned by the Preferred Member (or the number of applicable specified Preferred Interests), and the denominator of which is the total number of outstanding Preferred Interests.

“Preferred Return” shall mean an amount computed like interest at the rate of twelve percent (12%) per annum (cumulative, non-compounded) on the unreturned Adjusted Capital Contributions of each Preferred Member (contributed with respect to the Preferred Member’s Preferred Interests) from the dates contributed until the relevant date.

“Prime Rate” shall mean the “prime rate” as most recently published in The Wall Street Journal (Eastern Edition) under its “Money Rates” column and specified as “[t]he base rate on corporate loans at large U.S. commercial banks,” or, if no longer published as such, the rate of interest announced from time to time by Bank of America, N.A. (or its successor), as its prime rate, base rate or reference rate, or if The Wall Street Journal (Eastern Edition) publishes more than one “Prime Rate” under its “Money Rates” column, the average of such rates.

“Principal Office” shall mean the principal office as described in Section 2.6.

“Proceeding” shall mean any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of the court, arbitrator, or governmental agency.

8

“Profits” and “Losses” shall mean, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss for the year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to taxable income or loss;

(b) any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) or (c) of the definition of Gross Asset Value, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of the Property differs from its Gross Asset Value;

(e) Depreciation for the Taxable Year or other period shall be computed in accordance with the definition of Depreciation provided in this Agreement in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b), is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Profits or Losses; and

(g) notwithstanding any other provisions of this definition of Profits and Losses, any items which are specially allocated pursuant to Section 10.6 or Section 10.7 shall not be taken into account in computing Profits or Losses; provided, however, the amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 10.6 or Section 10.7 shall be determined by applying rules analogous to those set forth in paragraphs (a) through (t) of this definition.

9

“Property” shall mean any property, real or personal, tangible or intangible, including money and any legal or equitable interest in property, but excluding services and promises to perform services in the future.

“Regulatory Allocations” shall have the meaning set forth in Section 10.7.

“Requested Amount” shall have the meaning set forth in Section 9.2.

“Secretary of State” shall mean the Secretary of State of Florida.

“State” shall mean the State of Florida.

“Substitute Member” shall mean an Assignee who has been admitted to all of the rights of membership pursuant to this Agreement.

“Tax Matters Partner” shall have the meaning set forth in Section 11.3.

“Taxable Year” shall mean the taxable year of the Company as determined pursuant to Code Section 706; the Taxable Year of the Company begins January 1 and ends December 31 (or portion thereof, if applicable).

“Taxing Jurisdiction” shall mean any federal, state, local, or foreign government or body authorized to impose or collect tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

“Transfer” shall mean, when used as a noun, any sale, hypothecation, pledge, assignment, attachment or other transfer, whether direct or indirect, voluntary or by operation of law, and, when used as a verb, shall mean, to sell, hypothecate, pledge, assign or otherwise transfer, whether direct or indirect, voluntary or by operation of law.

“Treasury Regulations” shall mean except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the Department of the Treasury under the Code as these regulations may be lawfully changed from time to time.

“Voluntary Withdrawal” shall mean a Member’s withdrawal or resignation from the Company by means other than in connection with a Transfer of all of the Member’s Membership Interests or an Involuntary Withdrawal.

“Willful Misconduct” shall mean any of the following acts or omissions:

(a) any act or omission that constitutes fraud or a knowing violation of law which results in material loss or injury to the Property or operations of the Company;

(b) theft or embezzlement of money or other Property of the Company; or

(c) conviction of a felony, the commission of which results in loss or injury to the Property or operations of the Company.

“Wind-Up Period” shall mean the period commencing on the fifth anniversary of the closing of the Offering.

10

ARTICLE II
FORMATION

2.1 Organization. The Certificate has been filed in the office of the Secretary of State, organizing the Company as a limited liability company pursuant to the Act.

2.2 Agreement. For and in consideration of the mutual covenants contained in this Agreement, the parties hereto hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act or other law or rule, the terms of this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act; provided, however, that in the event the Act is subsequently amended or interpreted in a way to make the provision of this Agreement that was formerly invalid valid, this Agreement shall no longer be treated as amended and the provision shall be considered to be valid and in effect from the effective date of the interpretation or amendment.

2.3 Name. The name of the Company is “Legion Select Holdings, LLC” and all business of the Company shall be conducted under that name or under any other name adopted as an assumed name, but in any case, only to the extent permitted by applicable law.

2.4 Term. The term of this Agreement shall be perpetual, provided that the Company may be dissolved and its affairs wound up in accordance with the Act and the Certificate except as may otherwise be provided in this Agreement.

2.5 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Secretary of State. The Manager, may, from time to time, change the registered agent or office through appropriate filings in the office of the Secretary of State. In the event the registered agent ceases to act for any reason or the registered office shall change, the Manager promptly shall designate a replacement registered agent or file a notice of change of address as the case may be. If the Manager shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

2.6 Principal Office. The Principal Office of the Company shall be located at 301 E. Pine St., Suite 850, Orlando, Florida 32801, or at such other location as the Manager shall determine.

2.7 Foreign Qualification. The Company may qualify to do business in any state or states which recognize limited liability companies.

11

ARTICLE III

ACCOUNTING AND RECORDS

3.1 Records to be Maintained. The Company shall maintain the following records at the Principal Office:

(a) a list of the full name and last known address of each Member setting forth the amount of cash each Member has contributed, a description and statement of the agreed value of the other Property or services each Member has contributed or has agreed to contribute in the future (which information also is reflected on Exhibit A attached hereto and by this reference made a part hereof as if set forth fully herein), and the date on which each became a Member;

(b) a copy of this Agreement and the Certificate together with executed copies of any powers of attorney pursuant to which any amendments to this Agreement have been executed or any amendments to the Certificate have been executed and filed in the office of the Secretary of State;

(c) copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for at least the three (3) most recently completed years; and

(d) any financial statements of the Company for at least the three (3) most recently completed years.

3.2 Information and Accounting to Members. Subject to Section 3.3, upon reasonable demand for any purpose reasonably related to the Member’s interest as a Member, a Member shall have the right, upon giving the Company seven (7) days prior Notice, to the following:

(a) to inspect and copy the Company records required to be kept by Section 3.1; and

(b) to obtain from the Manager from time to time:

(i) true and full information regarding the state of the business and financial condition of the Company;

(ii) true and full information regarding the amount of cash and a description and statement of the agreed value of any other Property or services contributed by each Member and which each Member has agreed to contribute in the future and the date on which each became a Member;

(iii) any other information regarding the affairs of the Company as is just and reasonable; and

12

(iv) any other information required by the Act to be provided to a Member.

(v) A Member shall be entitled to inspect the records and documented information pursuant to this Section 3.2 at the offices of the Company (or such other location as the Manager reasonably shall designate) during ordinary business hours, and the Member shall be entitled to copy these records and other documented information upon payment to the Company of the cost of labor and materials associated with generating the copies, as determined in the discretion of the Manager.

3.3 Confidential Information. Notwithstanding the provisions of Section 3.2, the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager shall deem reasonable, any information which the Manager reasonably shall believe to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith shall believe is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

ARTICLE IV

BUSINESS TRANSACTIONS

4.1 Nature of Business. The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in the Certificate. The business of the Company shall include but not be limited to any of the following: (a) to fund and invest in loans (secured and unsecured) to cover the short-term funding gap experienced by financial, business and training companies and to make other short term loans to these or other companies deemed suitable by the Company; (b) to fund loans secured by real estate or by entities owning real estate; and (iii) to fund equity investments into small and medium sized businesses.

4.2 Business Transactions. Except as provided in the Certificate or otherwise in this Agreement, a Member may lend money to, and transact any other business with, the Company and, subject to other applicable law, has the same rights and obligations with respect thereto as a Person who is not a Member.

ARTICLE V

AMENDMENTS TO CERTIFICATE OF FORMATION AND AGREEMENT

5.1 Permissible Amendments. The Certificate and this Agreement may be amended at any time to add a new provision or to change or remove an existing provision in accordance with the terms of the remainder of this Article V.

13

5.2 Amendment of Certificate.

(a) The Manager may adopt one or more amendments to the Certificate without Member action only if the amendment would not have the effect of changing any material term or provision of this Agreement.

(b) Subject to Section 5.2(c), the Manager and the Members may adopt any other amendment to the Certificate authorized in the Act only by obtaining Member Consent and approval of the Manager.

(c) The Certificate may be amended only with the consent of a Member if the amendment (i) would have a material adverse effect on the Member’s liability to the Company or (ii) would alter the rights of the Member to receive Distributions other than in accordance with the provisions of this Agreement.

5.3 Amendment of Agreement.

(a) Except as provided in Section 5.3(b) and Section 5.3(c), this Agreement may be amended or modified from time to time only by obtaining Member Consent and approval of the Manager.

(b) The Manager shall have the power to amend this Agreement without the consent of the Members as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the Manager or surrender any right or power granted to the Manager or any Affiliate of any Manager for the benefit of the Members;

(ii) to correct any errors or omissions, to cure any ambiguity, or to cure any provision that may be inconsistent with any other provision of this Agreement;

(iii) to reflect the issuance of additional Membership Interests or the admission, substitution, termination, or withdrawal of Members in accordance with this Agreement, including to amend the terms of Exhibit A; or

(iv) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

(c) Notwithstanding the foregoing, this Agreement shall not be amended, and no action may be taken by the Manager, without the consent of each Member adversely affected if the amendment or action would:

(i) modify the limited liability of a Member;

(ii) alter the rights of any Member to receive Distributions specified in this Agreement; provided, however, that an alteration of Distributions shall be permitted (A) to the extent resulting from the issuance of additional Membership Interests in accordance with this Agreement or (B) if the alteration is applicable to all Members owning a class or series of Membership Interests (pro rata in accordance with relative Membership Interests of the class or series) if the amendment is approved by Members representing a majority of the Percentage Interests of the Members owning Membership Interests of the class or series;

14

(iii) reduce the required vote or consent of the Members with respect to any matter in this Agreement; provided, however, that this Agreement may be amended to change the required vote or consent of Members with respect to a matter in this Agreement if the amendment is approved by Members constituting the required vote or consent theretofore required; or

(iv) amend Section 5.2 or this Section 5.3(c).

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

6.1 Voting Rights. Except as otherwise expressly provided in this Agreement, each Member shall be entitled to vote on any matter submitted to a vote of the Members. In the case of a Membership Interest transferred to an Assignee who has not been approved as a Substitute Member, neither the Assignee nor the Member transferring the Membership Interest to the Assignee shall be entitled to vote the Membership Interest, and for purposes of determining the required vote on any matter hereunder, the Membership Interest shall be treated as not outstanding. In addition, in the case of a Member who withdraws or resigns as a Member, the former Member shall not be entitled to vote any Membership Interests owned by the former Member, and for purposes of determining the required vote on any matter hereunder, the Membership Interests owned by the former Member shall be treated as not outstanding.

6.2 Quorum: Voting Rights. The Members representing a majority of the Percentage Interests of Members entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of Members; provided, however, that if Members representing less than a majority of the Percentage Interests of Members entitled to vote are represented at the meeting, Members representing a majority of the Percentage Interests so represented may adjourn the meeting at any time and shall, prior to adjournment, announce the date and time on which the meeting will be reconvened. If a quorum is present, Member Consent is required to approve any action or proposals before the Members, unless the vote of a greater number is required by the Act, the Certificate or this Agreement. At any reconvened meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting. Withdrawal of Members from any meeting shall not cause failure of a duly constituted quorum at that meeting. For avoidance of doubt, at a meeting of Members at which a quorum is present, only Members casting a vote (including by proxy) with respect to an action or proposal (treating abstentions as not voting) shall be considered Members entitled to vote on the matter in determining whether the action or proposal is approved by Member Consent (or other approval requirement).

15

6.3 Informal Action by Members. Any action required by the Act to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by the Members entitled to vote having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all Members entitled to vote were present and voting so long as any notice required under the Act is given to those Members not so consenting or not entitled to vote but who are entitled under the Act to notice of the action taken. The Company may deliver a Notice containing a ballot setting forth a proposed action, including an action to amend to this Agreement in accordance with Section 5.3, to each Member entitled to vote on the proposed action, and each ballot not returned to the Company within fifteen (15) days of delivery of the Notice (or such other date specified in the Notice as the last date permitted to return ballots) shall be treated as a vote in favor of the proposed action by the Member who received the ballot. Ballot votes by Members in favor of a proposed action (including any deemed favorable votes with respect to unretumed ballots) shall be treated as the signature of these Members on a consent in writing for purposes of determining whether the action proposed in the applicable Notice has been consented to in writing by Members having the minimum required number of votes to take the action.

6.4 Meetings. Meetings of the Members may be called by the Manager or by Members representing not less than two-thirds of the Percentage Interests of the Members.

6.5 Notice of Meetings. Notice stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered in writing not less than five (5) and not more than sixty (60) days before the date of any meeting of Members (unless Notice is waived by all of the Members).

6.6 No Liability of Members. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or the Manager for liabilities of the Company.

6.7 Representations and Warranties. Each Member, and in the case of an Organization, the individual or individuals executing this Agreement on behalf of the Organization, hereby represents and warrants to the Company and each other Member that:

(a) if the Member is an Organization: (i) the Organization is duly organized, validly existing, and in good standing under the laws of its state of organization; (ii) the Organization has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder; and (iii) the individual executing this Agreement on behalf of the Organization has due authority to execute this Agreement and to take all actions necessary in connection therewith, fully authorized and with requisite approvals under the constituent documents of the Organization;

(b) the Member is acquiring or has acquired Membership Interests for the Member’s own account as an investment and without an intent to distribute the Membership Interests;

(c) the Member acknowledges that the Membership Interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from these requirements;

16

(d) this Agreement is the Member’s legal, valid and binding obligation, enforceable against the Member in accordance with its terms

(e) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any of the terms of, or constitute a default under, any agreement or document to which the Member is a party or by which the Member is bound, or to the Member’s best knowledge, any order, rule or regulation of any court or other governmental agency or official; and

(f) neither the Member nor any Persons having a direct or indirect beneficial interest in the Member (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury (“OFAC”) or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (ii) is a prohibited party under the laws of the United States. To the knowledge of the Member, the monies used to fund the Member’s investment in the Company are not invested for the benefit of, or related in any way to, the government of, or Persons within, any country under a U.S. embargo enforced by OFAC. The monies used to fund the Member’s investment in the Company are not derived from or related to any illegal activities, including without limitation, money laundering activities, and the proceeds from the Member’s investment in the Company shall not be used to finance any illegal activities.

6.8 Conflict of Interest. Except as set forth in this Section 6.8, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or any Affiliate of any Member, to conduct any other business or activity whatsoever, and the Member shall not be accountable to the Company or to any Member with respect to that business or activity, including those that compete with the Company. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with other Members. In any such event, those dealings and undertakings shall be at arm’s length terms and on commercially reasonable terms.

17

6.9 Confidentiality.

(a) Company Information. Each Member acknowledges and agrees that all information provided to the Member by or on behalf of the Company or the Manager concerning the Company’s business or assets shall be deemed strictly confidential and, without the prior consent of the Manager, shall not be (i) disclosed to any Person or (ii) used by the Member other than for a Company purpose or a purpose reasonably related to protecting the Member’s interest in a manner not inconsistent with the interests of the Company. Each Member hereby is authorized to disclose such information to the Member’s accountants, attorneys and similar advisors bound by a duty of confidentiality; moreover, the foregoing requirements of this Section 6.9 shall not apply to a Member with regard to any information that is currently or becomes: (i) required to be disclosed pursuant to applicable law (but only to the extent of such requirement and with prompt Notice to the Company of such disclosure); (ii) required to be disclosed in order to protect the Member’s interest (but only to the extent of such requirement and only after consultation with the Manager); (iii) publicly known or available in the absence of any improper or unlawful action on the part of the Member; or (iv) known or available to the Member other than through or on behalf of the Company or the Manager. Notwithstanding anything contained in this Agreement to the contrary, each Member (and any employee, representative or other agent thereof) may disclose to any and all Persons the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulations Section 1.6011-4) of, and all tax strategies relating to, the Company, the Member’s ownership of an interest in the Company, and any Company transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the Member relating to such tax treatment, tax structure and tax strategies.

(b) Remedies. If a Member breaches the provisions of this Section 6.9 (whether by the Member’s own action, the action of the Member’s Affiliates, officers, principals, family members, agents or otherwise), the Company shall be entitled to the following remedies: (i) damages from the Member incurred by the Company as a direct and proximate result of the breach and (ii) in addition to the remedies provided by law or any other rights, remedies or damages to which the Company may be entitled, the Company may obtain injunctive or other equitable relief to restrain any breach or threatened breach or to enforce specifically the provisions of this Section 6.9. Each Member further agrees that the existence of any claim or cause of action on the part of the Member, whether arising from this Agreement or otherwise, shall not constitute a defense to specific enforcement of this this Section 6.9. Each Member acknowledges and agrees that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for a breach of this Section 6.9 by the Member. The rights and remedies set forth in this Section 6.9(b) are cumulative and not alternative.

6.10 Treatment of Owners of Membership Interests. The term “Member” in this Agreement also shall be treated as a reference to an owner of a Membership Interest who is not admitted as Member (including an Assignee not admitted as a Member or a Member who withdraws or resigns as a Member) to the extent that the context requires, as determined by the Manager in the sole discretion of the Manager. Such an owner of a Membership Interest shall have the obligations of a Member under this Agreement but generally shall not have the rights of a Member under this Agreement (such as the right to vote or the right to have access to records and documented information of the Company) other than the right to receive allocations and Distributions pursuant to Article X and Article XV.

18

ARTICLE VII

RIGHTS AND DUTIES OF MANAGER

7.1 Management. The business and affairs of the Company shall be managed by the Manager (and by the officers of the Company pursuant to authority granted by the Manager). Except for situations in which the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of the Act, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. Whenever any matter is required to be approved by the Manager at a time in which there is more than one Manager, the matter shall be considered approved or consented to upon the receipt of the affirmative approval of a majority of the Managers. Should there be an impasse among them as to the operation of the Company or any proposed action of the Company, including an action proposed by a Member or a Manager, then any Manager may submit the proposed action to a vote by Members and the impasse shall be resolved by Member Consent.

7.2 Manager. The Company shall initially have one Manager. The initial Manager shall be Legion Capital.

7.3 Term of Office.

(a) Each Manager shall serve until any of the following events of “Manager Dissociation”:

(i) removal of the Manager pursuant to Section 7.4; or

(ii) resignation of the Manager pursuant to Section 7.10.

(b) Upon a Manager Dissociation, the remaining Managers (if any) may (at their discretion) designate a successor Manager to the Dissociated Manager. If there are no remaining Managers, the Members shall select the successor Manager by Member Consent. If the Members cannot agree on a successor Manager, the Company shall dissolve and its affairs wound up.

7.4 Removal of a Manager. If a Manager commits an act of Willful Misconduct, the Manager may be removed upon the vote of the Members representing at least two-thirds of the Percentage Interests of the Members. The removal of a Manager who is also a Member shall not affect the rights of the Manager as a Member and shall not constitute a withdrawal of that Member.

7.5 Manager Shall Have No Exclusive Duty to Company. A Manager shall not be required to dedicate the full time and attention of the Manager to the Company’s business and may have other business interests and engage in activities in addition to those relating to the Company, including activities that compete with the Company, except as otherwise expressly provided in this Agreement. Further, a Manager shall not be required to submit any business opportunities to the Company or refrain from taking part in any business opportunities. The Members hereby acknowledge and agree that the Manager shall have no fiduciary duty of loyalty except as to obligations expressly set forth in this Agreement.

19

7.6 Power to Bind the Company. Only the Manager (and the officers of the Company pursuant to authority granted by the Manager) shall have the authority to bind the Company. Unless authorized to do so by this Agreement or by the Manager, no attorney-in-fact, employee, or other agent of the Company (other than officers duly authorized by the Manager) shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager to act as an agent of the Company in accordance with the previous sentence.

7.7 Fees and Compensation. The Company shall reimburse (or if not yet expended, advance on behalf of) the Manager for all reasonable expenses incurred in managing the Company, including costs associated with all non-executive personnel, costs of establishing and maintaining its status as a limited liability company, all accounting and tax return costs and all overhead and associated costs of operations, all costs associated with the marketing of the Preferred Interests (including but not limited to personnel costs associated with the same, costs of advertising, printing, travel, food and lodging), and such other reimbursements called for in the Memorandum. The Company shall pay the Manager the Management Fee in accordance with Section 10.2.

7.8 Standard of Care. A Manager’s duty of care in the discharge of the Manager’s duties to the Company and the other Members is limited to refraining from engaging in fraud or a knowing violation of law which results or shall have resulted in material loss or injury to the Property or operations of the Company. A Manager shall be fully protected in discharging the Manager’s duties in relying in good faith upon the records required to be maintained under Article III and upon the information, opinions, reports or statements by any other Manager, or agents, or by any other Person, as to matters a Manager reasonably believes are within the other Person’s professional or expert competence and who has been selected with reasonable care by, or on behalf of, the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid. Each of the Members hereby holds harmless (to the extent of the Member’s share of the assets of the Company, but not with respect to any of the assets of the Member independent of the Company) and waives any claim against each Manager for any and all losses, damages, liability claims, causes of action, omissions, demands and expenses or any other act or failure to act arising from or out of the Manager’s duties as Manager provided the action or failure to act complies with the standard of conduct set forth in the first sentence of this Section7.8. The Members hereby acknowledge and agree that the Manager shall have no fiduciary duty of care except as to obligations expressly set forth in this Agreement.

7.9 Transactions with a Manager. Any business dealings or undertakings between the Company and a Manager, officer or their Affiliates shall be at arm’s length and on commercially reasonable terms, and no Manager or officer shall use the Manager’s or officer’s office to obtain favorable treatment for or on behalf of the Manager, officer, Affiliates or others which would not otherwise be received in an arm’s length transaction.

20

7.10 Resignation. Any Manager may resign at any time by giving Notice to the Members and the other Managers (if any). The resignation of any Manager shall take effect upon receipt of Notice thereof or at such later date specified in the Notice, and, unless otherwise specified therein, the acceptance of the resignation shall not be necessary to make it effective. A Manager that dies or becomes permanently disabled, if an individual, or dissolves, if an entity, shall be deemed to have resigned and given Notice at the time of the death, permanent disability or dissolution of the Manager pursuant to this Section 7.10. The resignation of a Manager who is also a Member shall not affect the rights of the Manager as a Member and shall not constitute a withdrawal of that Member.

7.11 Officers. The Company may have officers. Any officers shall be elected or appointed, from time to time, by the Manager. Each officer shall hold office until his or her successor shall have been duly elected and qualified, or until his or her death or inability to serve, or until he or she shall resign or shall have been removed from office in the manner provided in this Agreement. Any officer elected or appointed by the Manager may be removed by the Manager in the sole discretion of the Manager with or without cause, but the removal shall be without prejudice to express contract rights, if any, held by the person so removed. The authority, duties and responsibilities of each officer shall be the authority, duties and responsibilities normally associated with the office or as otherwise established, from time to time, by the Manager.

7.12 Certain Powers of the Manager. Without limiting the general powers of the Manager set forth in Section 7.1, the Manager shall have power and authority, on behalf of the Company without requiring approval from any Members:

(a) to acquire property from any Person as the Manager may determine, whether or not such Person is directly or indirectly affiliated or connected with any Manager or Member;

(b) to borrow money for the Company (including from the Manager, Members, or Affiliates of the Manager or Members) on such terms as the Manager shall deem appropriate;

(c) to hypothecate, encumber and grant security interests in the assets of the Company;

(d) to purchase liability and other insurance to protect the Company’s property and business;

(e) to hold and own Company Property in the name of the Company; to invest Company funds, including but not limited to the funding of loans and the funding of equity investments;

(g) to sell or otherwise Transfer all or substantially all of the assets of the Company as part of a single transaction or plan;

21

(h) to cause the Company to merge with or into another entity on such terms as the Manager shall deem appropriate and in the interests of the Members, and to execute, deliver and file any agreements, certificates or other documents in connection therewith;

(i) to execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or Transfer of Company Property, assignments, bills of sale, leases, and any other documents or instruments necessary to the business of the Company;

(j) to employ accountants, legal counsel, managing agents or other experts to perform services for the Company;

(k) to enter into employment or other compensation agreements with all persons or entities providing services to, or for the benefit of, the Company on such terms and conditions as the Manager shall deem necessary and proper, including the Manager and the Affiliates of the Manager;

(l) to enter into any and all other agreements on behalf of the Company, in such forms as the Manager may approve;

(m) to make a donation to any public welfare organization or any organization formed for religious, charitable, scientific, literary or educational purposes;

(n) to institute, prosecute or defend any Proceeding in the Company’s name;

(o) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business; and

(p) to exercise any other power or authority granted to the Manager under this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

(a) To the fullest extent permitted by the Act, the Company shall indemnify any Person who was or is a party, or is threatened to be made a party to any threatened pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the Person is or was a Manager, Member, officer, manager, employee or agent of the Company or the Manager, who is or was serving at the request of the Company or the Manager as a director, an officer, a manager, employee or agent of another Organization or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with the action, suit or proceeding, if the Person had no reasonable cause to believe that the Person’s conduct violated the Person’s duties to the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Person had reasonable cause to believe that the Person’s conduct was not in compliance with the Person’s duties to the Company or, with respect to any criminal action or proceeding, that the Person had reasonable cause to believe that the Person’s conduct was unlawful. The Company shall additionally indemnify any Person acting as a guarantor (if authorized, or reasonably believing the Person is or was authorized, to do so by the Company) of or for the Company.

22

(b) To the fullest extent permitted by the Act, the Company may indemnify any Person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit, by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Person is or was a Manager, Member, officer, manager, employee or agent of the Company or the Manager, or is or was serving at the request of the Company or the Manager as a director, officer, manager, employee or agent of another Organization or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the Person in connection with the defense or settlement of the action or suit, if the Person had reasonable cause to believe that the Person’s conduct was in compliance with the Person’s duties to the Company.

(c) To the extent that a Manager, Member, director, officer, manager, employee or agent of the Company or the Manager has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsection (a) or (b), or in defense of any claim, issue or matter therein, the Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the Person in connection therewith.

(d) Any indemnification under subsection (a) or (b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the Manager, Member, director, officer, manager, employee or agent is proper in the circumstances because the Person has met the applicable standard of conduct set forth in subsection (a) or (b). The determination shall be made by the Manager.

(e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit or proceeding, as authorized by the Manager in the specific case, upon receipt of an undertaking by or on behalf of the Manager, Member, director, officer, manager, employee or agent to repay that amount if the Person was not entitled to indemnification under subsection (a) or (b).

(f)   The indemnification provided by this Section 8.1 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Certificate or this Agreement, or any other agreement, vote of Members, both as to action in the Person’s official capacity and as to action in another capacity while holding office, and shall continue as to a Person who has ceased to be a Manager, Member, director, officer, manager, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of the Person.

23

(g) The Company may purchase and maintain insurance on behalf of any Person who is or was a Manager, Member, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, manager, employee or agent of another Organization or other enterprise, against any liability asserted against the Person and incurred by the Person in any capacity, or arising out of the Person’s status as such, whether or not the Company would have the power to indemnify the Person against the liability under the provisions of this Section 8.1.

(h) For purposes of this Section 8.1, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company or the Manager that imposes duties on, or involves services, by a manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries. A Person who acted in good faith and in a manner the Person reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

8.2 Expansion of Indemnification. Notwithstanding any provision in this Article VIII to the contrary, in the event the Act is either amended to provide, or interpreted by judicial or other binding legal decisions to provide, broader indemnification rights than those contained in this Agreement, the broader indemnification rights shall be provided to any Persons entitled to be indemnified pursuant to the Act, the intent of this provision being to permit the Company to indemnify, to the full extent permitted by the Act, Persons whom it may indemnify thereunder subject to the standards set forth in this Article VIII.

ARTICLE IX

CONTRIBUTIONS; MEMBERSHIP INTERESTS AND CAPITAL ACCOUNTS

9.1 Initial Contributions and Membership Interests. Each Preferred Member has made or will make the Capital Contribution described for that Member on Exhibit A. The value of the Capital Contributions shall be as set forth on Exhibit A. The Company shall issue one hundred (100) Preferred Interests to the Fund and one hundred (100) Common Interests to the Manager (which Common Interests shall qualify as “profits interests” as such term is defined in Revenue Procedure 93-27). No interest shall accrue on any Capital Contribution, and no Member shall have the right to withdraw or be repaid on any Capital Contribution except as provided in this Agreement.

24

9.2 New Securities From Existing Members. No Member shall be required to make an Additional Capital Contribution. If the Manager shall determine that the Company needs additional funds and the amount so needed, and the Manager shall determine that it is in the Company’s best interest to raise the funds from the existing Members by issuing additional Membership Interests, any securities convertible into or exchangeable for Membership Interests, or any securities containing options or rights to acquire any Membership Interests (collectively, “New Securities”), the Manager shall send a Notice to the Preferred Members, which Notice shall contain:

(a) the total amount of Additional Capital Contributions being sought from each Preferred Member (which amount shall be based on their Preferred Percentage Interests); and

(b) any additional material terms related thereto (including the terms of the New Securities).

Each of the existing Preferred Members shall then have the opportunity for a period of fifteen (15) days following the issuance of the Notice to contribute the Preferred Member’s requested amount (the “Requested Amount”). If a Preferred Member fails to contribute the Preferred Member’s entire Requested Amount, the Manager shall permit the Preferred Members that contributed their entire Requested Amounts to contribute, on a pro rata basis, the uncontributed portions of Preferred Members’ Requested Amounts (with this procedure repeated to the extent one or more Preferred Members fail to contribute their pro rata portion of the uncontributed portions of Preferred Members’ Requested Amounts), to the extent that in response to the Notice, a Preferred Member indicated a willingness to contribute more than the Preferred Member’s pro rata share of the uncontributed portions of Preferred Members’ Requested Amounts. If any Preferred Member fails to contribute the Preferred Member’s entire Requested Amount or if not all owners of Preferred Interests are Members (and therefore not entitled to contribute any amount pursuant to this Section 2.1) or if the New Securities are not in the form of the existing class of Membership Interests, the Manager shall cause the Company to issue New Securities to the contributing Preferred Members based on the terms set forth in the Notice. In addition, if the Preferred Members have not contributed the aggregate Requested Amounts, the Manager may cause the Company to issue New Securities under the same terms to other Persons up to an aggregate amount equal to the uncontributed Requested Amounts. The Manager shall have the authority to amend this Agreement (including Exhibit A), as necessary, to reflect the terms of any New Securities issued pursuant to this Section 9.2.

9.3 Other Issuances of New Securities. If the Manager shall determine that the Company needs additional funds, and the Manager shall determine that it is in the Company’s best interest to raise the funds other than pursuant to the procedures of Section 9.2, the Manager may cause the Company to issue New Securities at a price per New Security and subject to such other terms and conditions as determined in the sole discretion of the Manager. The Manager shall have the authority to amend this Agreement (including Exhibit A), as necessary, to reflect the terms of any New Securities issued pursuant to this Section 9.3.

9.4 Maintenance of Capital Accounts; No Deficit Restoration Obligation. The Company shall establish and maintain Capital Accounts in accordance with Code Section 704(b) and the Treasury Regulations thereunder for each Member at Company expense. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation (as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3)) or otherwise personally obligating any Member to make a Capital Contribution in excess of the initial Capital Contribution made to purchase the Member’s Membership Interests pursuant to this Article IX. Subject to the limitations and conditions set forth in the Act, the Company shall indemnify and hold harmless any Member in the event a Member becomes liable, notwithstanding the prior sentence, for any debt, liability or other obligation of the Company except to the extent expressly provided in this Agreement (or pursuant to any other agreement entered into by the Member that expressly provides otherwise).

25

ARTICLE X

ALLOCATIONS AND DISTRIBUTIONS

10.1 General Rules.

(a) Except as otherwise required pursuant to this Article X, the Manager shall determine, in the sole discretion of the Manager, whether to cause the Company to distribute Distributable Proceeds to the Members and the Manager, subject to any restriction in the Certificate and pursuant to Section 10.2.

(b) The Manager may base a determination that a Distribution of Distributable Proceeds may be made in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by an appropriate officer or employee or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

(c) The Manager may establish a record date for ownership of Membership Interests with respect to any Distributions under this Agreement. To the extent appropriate, allocations of Profit or Loss may be adjusted to take into account the relative rights of the Members resulting from the use of a record date with respect to a Distribution.

10.2 Distribution of Distributable Proceeds. Subject to Section 10.3 and Section 15.3 and in accordance with Section 10.1, the Company shall make any Distribution of Distributable Proceeds to the Manager and among the Members as follows:

(a) prior to commencement of the Wind-Up Period:

(i) first, to the Preferred Members an amount equal to their aggregate unpaid Preferred Return (pro rata in accordance with relative unpaid Preferred Return);

(ii) next, to the Manager an amount equal to the accrued, unpaid Management Fees; and

(iii) thereafter, to the Members in accordance with their respective Percentage Interests.

(b) after commencement of the Wind-Up Period:

(i) first, to the Manager an amount equal to the accrued, unpaid Management Fees;

26

(ii) next, to the Members an amount equal to their aggregate unreturned Adjusted Capital Contributions (pro rata in accordance with relative unreturned Adjusted Capital Contributions);

(iii) next, to the Preferred Members an amount equal to their aggregate unpaid Preferred Return (pro rata in accordance with relative unpaid Preferred Return); and

(iv) thereafter, to the Members in accordance with their respective Percentage Interests.

10.3 Tax Distributions. Any provision of this Agreement to the contrary notwithstanding, the Company may distribute cash (to the extent not prohibited pursuant to an agreement entered into by the Company or otherwise prohibited by law) to the Members sufficient for each Member to pay federal and state income taxes attributable to income and gain allocated to the Member pursuant to this Article X (other than income taxes resulting from allocations of Profits offsetting prior allocations of Losses, including Section 10.4(a)), assuming the Member is subject to the highest marginal federal and state income tax rates (including the federal income tax on net investment income) applicable to individuals resident in the State of Florida and giving effect to the character of the income and the deductibility of state income taxes for federal income tax purposes. All amounts distributed to a Member pursuant to this Section 10.3 shall be treated as amounts distributed to the Member pursuant to Section 10.2, and all amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment, allocation or Distribution to a Member from the Company shall be treated as amounts distributed to the Member pursuant to Section 10.2 or this Section 10.3, as applicable; provided, however, that no Distribution shall be made to a Member if the Distribution would cause the Member to have an Adjusted Capital Account Deficit. Amounts distributed (or treated as distributed) to a Member pursuant to this Section 10.3 shall reduce amounts otherwise distributable to the Member under Section 10.2 and, to the extent in excess thereof, shall be applied against future Distributions to the Member.

10.4 Allocation of Profits. After giving effect to the special allocations set forth in Section 10.6 and Section 10.7, all Profits shall be allocated to the Members as follows:

(a) first, to the extent Losses have been allocated pursuant to Section 10.5 for prior Taxable Years and not previously offset pursuant to this Section 10.4(a), to offset any Losses previously allocated pursuant to Section 10.5(b) and then to offset any Losses previously allocated pursuant to Section 10.5(a) (in each case, pro rata among the Members in proportion to their respective shares of Losses being offset); and

(b) to the Preferred Members an amount equal to their aggregate unallocated Preferred Return (pro rata in accordance with relative unallocated Preferred Return); provided, however, that if the Company reports (or intends to report) the payment of Preferred Return to the Preferred Members as a “guaranteed payment” within the meaning of Code Section 707(c) (resulting in a corresponding deduction to the Company), then no allocation of Profit shall be made pursuant to this Section 10.4(b); and

27

(c) thereafter, to the Members in accordance with their respective Percentage Interests.

10.5 Allocation of Losses. After giving effect to the special allocations set forth in Section 10.6 and Section 10.7, all Losses shall be allocated to the Members as follows:

(a) first, among those Members having positive Capital Account balances, in the amounts of and in proportion to the positive Capital Account balances; and

(b) thereafter, to the Members bearing the ultimate risk of loss with respect to the Losses in proportion to the ultimate risk so borne (which if no Member actually bears any risk of loss with respect to the Losses shall be deemed to be in accordance with their respective Percentage Interests).

10.6 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article X, if there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to the Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 10.6(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article X, except Section 10.6(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to the Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(0(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 10.6(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

28

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 10.6(c) shall be made if and only to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article X have been tentatively made as if this Section 10.6(c) were not in this Agreement. This Section 10.6(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.7041(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Taxable Year that is in excess of the sum of (i) the amount the Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount the Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of the excess as quickly as possible, provided that an allocation pursuant to this Section 10.6(d) shall be made only if and to the extent that the Member would have a deficit Capital Account in excess of this sum after all other allocations provided for in this Article X have been made as if Section 10.6(c) and this Section 10.6(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year or other period shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year or other period shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1).

(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

29

(h) Loss Limitation. Losses allocated pursuant to Section 10.5 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Taxable Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 10.5, the limitation set forth in this Section 10.6(h) shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of this limitation shall be allocated to the other Members in accordance with the other provisions of this Article X and Section 15.4 so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1 (b)(2)(ii)(d)

(i) Allocations Relating to Taxable Issuance of Membership Interests. Any items of income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Membership Interests by the Company to a Member shall be allocated among the Members so that, to the extent possible, the net amount of these items of income, gain, loss, or deduction, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each Member if these items of income, gain, loss, or deduction had not been realized.

10.7 Curative Allocations. The allocations set forth in Sections 10.6(a), 10.6(b), 10.6(c), 10.6(d). 10.6(e), 10.6(f), 10.6(g). and 10.6(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 10.7. Therefore, notwithstanding any other provision of this Article X (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Manager shall determine appropriate, in the sole discretion of the Manager, so that, after the offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance the Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 10.4. 10.5 and 10.6(i).

10.8 Tax Allocations; Code Section 704(c).

(a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with paragraph (a) of the definition of Gross Asset Value).

(b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value and the Company adjusts Capital Accounts to reflect the revaluation, subsequent allocations of depreciation, depletion, amortization, and gain or loss with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. This Section 10.8(b) is intended to comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and shall be interpreted consistently therewith.

(c)  Any elections or other decisions relating to the allocations pursuant to this Section 10.8 shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 10.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or Distributions pursuant to any provision of this Agreement.

10.9 Other Allocation and Distribution Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any other items shall be apportioned among the Members as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b) All allocations to the Members pursuant to this Article X shall, except as otherwise provided in this Agreement, be apportioned among them in accordance with their respective Percentage Interests.

(c) Except as otherwise provided in this Agreement, all items of income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Taxable Year. Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(d) Excess nonrecourse liabilities of the Company (as defined in Treasury Regulations Section 1.752-3) shall be allocated among the Members in accordance with their respective Percentage Interests.

(e) The Members are aware of the income tax allocations made by this Article X and hereby agree to be bound by the provisions of this Article X in reporting their shares of income and loss for income tax purposes.

(f) To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Manager shall endeavor to treat Distributions of Distributable Proceeds as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such Distributions would not cause or increase an Adjusted Capital Account Deficit for any Member.

30

(g) For any period in which a state in which the Company is subject to tax imposes an entity-level income tax upon the income of the Company, and if the Company is entitled to a credit or deduction in computing the entity-level tax for income allocable to one or more (but fewer than all) Members who are separately subject to the entity-level tax, the Members’ respective allocable shares of the Company’s Profit or Loss shall be computed first without taking the Company’s entity-level tax liability into account, and the Company’s federal income tax deduction for the entity-level tax liability then shall be allocated specially to the Members who are not separately subject to the entity-level tax and for whom no credit or deduction is available to the Company (pro rata in accordance with their relative Percentage Interests). If the Company makes such a special allocation to certain Members, the Company shall distribute to each other Member (who is not entitled to the special allocation pursuant to this Section 10.9(g)) an amount equal to the additional amount of entity-level tax that the Company would be liable to pay if the Company were not entitled to a credit or deduction in computing the entity-level tax for income allocable to the Member.

ARTICLE XI
TAXES

11.1 Elections. The Manager may make any tax elections for the Company allowed under the Code or the tax laws of any state or other Taxing Jurisdiction, including any elections under the New Partnership Audit Provisions.

11.2 Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, each Member requested to do so by the Manager shall submit an agreement requiring the Member to make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income, and interest, and penalties assessed on the income. If the Member fails to provide the agreement, the Company may withhold and pay over to the Taxing Jurisdiction the amount with respect to the income. Any payments with respect to the income of a Member shall be treated as a Distribution for purposes of Article X. The Manager may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on the income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of the tax, interest and penalties so paid.

11.3 Tax Matters Partner. The Manager shall select the tax matters partner within the meaning of Code Section 6231(a)(7) and, as applicable, the partnership representative within the meaning of Section 6223 of the New Partnership Audit Provisions (the “Tax Matters Partner”). Each Member agrees that upon the request of the Tax Matters Partner, the Member shall execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices any documents as may be necessary or appropriate to evidence the Member’s consent to the Tax Matters Partner’s selection. Promptly following the written request of the Tax Matters Partner and to the fullest extent permitted by applicable law, the Company shall reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Company or the Members, except to the extent arising from the gross negligence, willful misconduct or material breach of this Agreement by the Tax Matters Partner.

31

11.4 Returns and Other Elections. The Manager shall take reasonable steps to cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Any Member who at any time shall be a nonresident alien or a foreign partnership, corporation, or other entity such that the Member shall be considered a “foreign person” as that term is used in the Code, shall perform all actions and file all documents with the Company, the Members, and any appropriate governmental agency which shall be necessary or advisable to comply with the Foreign Investment in Real Property Tax Act or any similar law requiring disclosure or withholding by or with respect to a foreign person now or in the future enacted by any federal, state or other Taxing Jurisdiction (a “Foreign-Related Law”). Notwithstanding anything contained in this Agreement to the contrary, each Member who shall be a foreign person hereby authorizes the Manager to cause the Company to comply with all the terms and conditions of a Foreign-Related Law, including compliance with filing, reporting and tax withholding requirements.

11.5 New Partnership Audit Provisions. The Manager may allocate, in the sole discretion of the Manager, any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Company pursuant to the New Partnership Audit Provisions and allocable to a current or former Member (as determined by the Manager) to the applicable current or former Member (who would have been obligated to pay the underlying taxes during the original tax period to which the taxes relate). In the case of a current Member, the Manager may withhold any such amounts from Distributions made to the current Member. If such amounts are not withheld from actual Distributions, the Manager, may, at the option of the Manager: (a) reduce any subsequent Distributions to the Member by the amount of the applicable taxes (and related interest, penalties, claims, liabilities and expenses) or (b) require the Member to reimburse the Company for such amount. In the case of a former Member, the Manager may require the former Member to reimburse the Company for the amount of any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Company pursuant to the New Partnership Audit Provisions and properly allocable to the former Member (as determined by the Manager). If the Manager exercises the option to require a current or former Member, as the case may be, to reimburse the Company for any such taxes, and the current or former Member does not reimburse the Company for such amounts within ten (10) Business Days of receiving a written demand from the Company to do so, interest will be charged on the average daily balance of the outstanding obligation, at a rate equal to the lesser of (x) the Prime Rate plus four percent (4.0%) and (y) the maximum amount permitted to be charged by law. Without limiting the foregoing, any amounts reimbursed by any Member for taxes withheld pursuant to this Section 11.5 (including interest charged, if any) shall not constitute a Capital Contribution for purposes of this Agreement. If any taxes (or any related interest, penalty, claim, liability or expense) are allocated to a current or former Member under this Section 11.5, the current or former Member’s obligations to the Company with respect to the taxes (or any related interest, penalty, claim, liability or expense), and the Company’s rights against the current or former Member, shall apply jointly and severally to the current and former Member and any direct or indirect transferee of or successor to the current or former Member’s Membership Interests. If a Current Member (or transferee or successor) makes a reimbursement payment to the Company pursuant to this Section 11.5 (directly or through a withholding of Distributions) or otherwise becomes liable for taxes in connection with the New Partnership Audit Provisions (as a direct payment to a Taxing Jurisdiction or otherwise), the Current Member (or transferee or successor) shall have a right of subrogation and be entitled to be indemnified by the former Member who would have been obligated to pay the underlying taxes during the original tax period to which the reimbursement or other payment relates.

32

11.6 Survival. The provisions of this Article XI shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members (including former Members) for as long a period of time as is necessary to resolve any and all matters regarding the taxation of the Company or the Members with any applicable Taxing Jurisdiction.

ARTICLE XII

TRANSFER OF MEMBERSHIP INTERESTS

12.1 General. No Member shall have the right to Transfer all or any portion of or any interest or rights in the Member’s Membership Interests to any Person except in accordance with this Article XII. Except as otherwise expressly provided in this Agreement (including Section 12.2), a Member may Transfer all or any portion of or any interest or right in the Member’s Membership Interests only with the approval of the Manager. If a Transfer of a Membership Interest is expressly permitted by another provision of this Agreement (including Section 12.2), the Manager may condition the Transfer on: (a) the execution of a joinder agreement by the transferee of the Membership Interest to become bound by the terms of this Agreement and (b) a determination (which the Manager may require be based on an opinion of counsel of the Transferring Member) that the Transfer (i) will be made in compliance with applicable securities laws; (ii) will not cause the Company’s tax termination within the meaning of Code Section 708(b)(1)(B) where such a termination would adversely affect the Company or any Member; and (ii) will not cause the Company to be treated as a publicly traded partnership taxable as a corporation pursuant to Code Section 7704 or Treasury Regulations Section 1.7704-1. A transferee of a Membership Interest Transferred by operation of law (including upon the death of a Member) shall be treated as an Assignee (and not a Member), except as otherwise provided pursuant to Article XIV.

12.2 Transfers not in Compliance with this Article Void. Any attempted Transfer of a Membership Interest, or any part thereof, not in compliance with this Article XII is null and void ab initio. In the event that any Member at any time attempts to make a Transfer of a Membership Interest in violation of the provisions of this Agreement, in addition to all other rights and remedies which the Company may have at law, in equity or under the provisions of this Agreement, the Company shall be entitled to a decree or order restraining such attempted Transfer and the offending Member shall not plead in defense thereto that the Company has an adequate remedy at law, the Members hereby recognizing and agreeing that the injury and damage resulting from such a breach would be impossible to measure monetarily.

12.3 Reasonableness of Transfer Conditions. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Article XII in view of the purposes of the Company and the relationship of the Members. The attempted Transfer of any Membership Interest in violation of the prohibition contained in this Article XII is null and void ab initio. Any Person to whom Membership Interests are attempted to be Transferred in violation of this Article XII shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, receive Distributions from the Company or have any other rights in or with respect to the Membership Interests.

33

12.4 Distributions and Allocations in Respect to Transferred Membership Interest. If any Membership Interest is sold, assigned, or otherwise Transferred during any accounting period in accordance with this Article XII, Profits, Losses, each item thereof, and all other items attributable to the Transferred Membership Interest for the period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Manager. All Distributions on or before the date of the Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the transferee (taking into account any record date established pursuant to Section 10.1(c)). Neither the Company nor any Manager shall incur any liability for making allocations and Distributions in accordance with the provisions of this Section 12.4, regardless whether any Manager or the Company has knowledge of any Transfer of ownership of any Membership Interest. Except as expressly provided in this Agreement, no Member shall have the right to receive payment for the Member’s Membership Interest until the dissolution of the Company.

ARTICLE XIII

WITHDRAWAL OF A MEMBER

13.1 Withdrawal. A Person shall cease to be a Member upon the happening of an Involuntary Withdrawal with respect to that Person. No Member shall have the right or power to effect a Voluntary Withdrawal from the Company.

13.2 Effect of Withdrawal. Upon a Member’s withdrawal or resignation from the Company as set forth in Section 13.1 or otherwise, the Member’s right to participate in the management and conduct of the Company’s business terminates, including the Member’s right to vote, and the withdrawn or resigned Member ceases to be a Member and is treated the same as an Assignee.

13.3 No Company Purchase of Membership Interest. Notwithstanding the withdrawal or resignation of a Member, at no time shall the Company be obligated to purchase the Membership Interests of a withdrawn or resigned Member, each Member hereby waiving any right that may be granted or available under common law or any other applicable provisions of the Act (including Section 18-604 of the Act) or otherwise to require the Company to purchase the Membership Interests in the event of withdrawal or resignation.

ARTICLE XIV

ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

14.1 Rights of Assignees. The Assignee of a Membership Interest has no right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive Distributions attributable to the Membership Interest, shall be allocated Profits and Losses attributable to the Membership Interest, and shall have any other rights specifically accorded an Assignee by the terms of this Agreement, in each case in accordance with the terms of this Agreement.

34

14.2 Admission of Substitute Members. Except as otherwise provided in Section 12.2, an Assignee of a Membership Interest shall be admitted as a Substitute Member and admitted to all of the rights of the Member who initially assigned the Membership Interest only with the approval of the Manager. The Manager may grant or withhold approval in the sole and absolute discretion of the Manager. If so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest. The admission of a Substitute Member, without more, shall not release the Member originally assigning the Membership Interests from any liability to the Company that may have existed prior to the approval.

14.3 Admission of Additional Members. A Person shall be admitted as an Additional Member only with the consent of the Manager. The Manager shall determine the Capital Contributions of each Additional Member and the number of Membership Interests issued to each Additional Member in accordance with Article IX. The Manager may amend this Agreement to reflect the admission of an Additional Member and the terms of the Additional Member’s Membership Interests.

14.4 Assignee is Bound by this Agreement. An Assignee of a Membership Interest shall be bound by this Agreement, as amended from time to time, and shall be deemed to have assented to the terms and conditions of this Agreement and deemed to have agreed to be bound hereby, upon the first to occur of the Assignee (or Assignee’s representative):

(a) tendering payment for a Membership Interest;

(b) accepting a Distribution made by the Company, as evidenced for example, and not by way of limitation, by endorsement of a check representing all or any part of any Distribution;

(c) executing any writing evidencing the Assignee’s intent to become an Assignee or assent to this Agreement; or

(d) complying with the conditions necessary to become an Assignee, as set forth in Article XII; and either (i) requesting that the records of the Company reflect the assignment or (ii) paying valuable consideration for a Membership Interest.

14.5 Substitute and Additional Members Bound by this Agreement. Substitute Members and Additional Members shall be bound by this Agreement, as amended from time to time, and shall be deemed to have assented to the terms and conditions of this Agreement and deemed to have agreed to be bound hereby, upon the first to occur of the Substitute Member or Additional Member (or the Member’s representative):

(a) tendering payment for a Membership Interest;

(b) accepting a Distribution made by the Company, as evidenced for example, and not by way of limitation, by endorsement of a check representing all or any part of any Distribution;

35

(c) executing any writing evidencing the Substitute Member’s or Additional Member’s intent to become a Member; or

(d) complying with the conditions necessary to be admitted as a Substitute Member, as set forth in Section 14.2 or an Additional Member as set forth in Section 14.3; and either (i) requesting that the records of the Company reflect the Member’s admission on the records of the Company or (ii) paying valuable consideration for a Membership Interest.

ARTICLE XV

DISSOLUTION AND WINDING UP

15.1 Dissolution. Except as otherwise required under this Agreement, the Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

(a) the approval by the Manager;

(b) as required in accordance with Section 7.3(b); or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act or otherwise required by applicable law.

15.2 Dissolution and Winding Up. Upon dissolution, the Company shall cease carrying on business, as distinguished from the winding up of the Company business, but the Company is not terminated, and continues until the winding up of the affairs of the Company is completed and the certificate of cancellation has been filed in the office of the Secretary of State. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, arid all of the remaining Property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, the certificate of cancellation shall be filed in the office of the Secretary of State. The certificate of cancellation shall set forth the information required by the Act.

15.3 Distribution of Assets upon Dissolution. Upon the winding up of the Company, the Company Property shall be paid or distributed:

(a) first, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company expenses, liabilities and other obligations, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Manager or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent); and

(b) thereafter, to the Members in accordance with Section 10.2(b).

Liquidation proceeds shall be paid within sixty (60) days of the end of the Company’s Taxable Year or, if later, within ninety (90) days after the date of liquidation. Liquidating Distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Manager. The Manager shall have the right to cause the Company to withhold from Distributions payable to any Members (on a pro rata basis based on the amount of the Distribution that the Members would have been entitled to receive but for such reserve) under this Agreement amounts sufficient to pay and discharge any reasonably anticipated contingent liabilities of the Company. Any amounts remaining after payment and discharge of any such contingent liabilities of the Company shall be paid proportionally to the Members from whom the Distributions were withheld.

36

15.4 Allocation of Profits and Losses in the Year of Dissolution. For any Taxable Year in which the Company dissolves and its affairs wound up pursuant to Section 15.1, if, after all other allocations provided for in Article X have been tentatively made as if this Section 15.4 were not in this Agreement, the Distributions to the Members pursuant to Section 15.3(b) would be different than the Distributions made to the Members if the Distributions were made in accordance with relative, positive Capital Account balances, then Profits (and items thereof) and Losses (and items thereof) for the Taxable Year in which the Company dissolves and its affairs wound up pursuant to Section 15.1 shall be allocated among the Members in a manner such that the Capital Account balance of each Member, immediately after giving effect to the allocations, is, as nearly as possible, equal (proportionately) to the amount of the Distribution made (or to be made) to the Member during the last Taxable Year in accordance with Section 15.3(b). The Manager may, in the sole discretion of the Manager, apply the principles of this Section 15.4 to any Taxable Year preceding the Taxable Year in which the Company dissolves and its affairs wound up (including through the application of Code Section 761(e)) if delaying application of the principles of this Section 15.4 would likely result in Distributions under Section 15.3(b) that are materially different than the Distributions that would be made if Section 15.3(b) provided for the making of Distributions in accordance with relative, positive Capital Account balances (taking into account all Capital Account adjustments for the Company’s Taxable Year in which the liquidation occurs).

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1 Entire Agreement. This Agreement represents the entire agreement among all the Members and between the Members and the Company with respect to the subject matter hereof.

16.2 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice-versa. Whenever the masculine gender is used in this Agreement and when required by the context, the same shall include the feminine and neuter genders and vice-versa. Whenever the word “including” (or a variation, such as “include” or “includes”) is used in this Agreement, except where the context otherwise requires, the term shall be considered to be followed by the words “but not limited to” or “without limitation” or words of similar meaning.

16.3 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

37

16.4 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and except for federal and state tax purposes, expressly do not intend hereby to form a partnership under the State Revised Uniform Partnership Act or the State Uniform Limited Partnership Act. The Members do not intend to be partners of one to another and do not intend to form a partnership or joint venture. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership or joint venture, the Member making the wrongful representation shall be liable to any other Member who incurs personal liability by reason of the wrongful representation and shall not be entitled to indemnification for the act under Article VIII.

16.5 Rights of Creditors and Third Parties Under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

16.6 Application of Delaware Law. This Agreement and its interpretation shall be governed exclusively by its terms and by the laws of the United States and the State of Delaware (without regard to its conflicts of laws provisions), and specifically the Act.

16.7 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including email transmission), each of which shall constitute an original, and all of which, when taken together, shall constitute but one and the same instrument.

16.8 No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder or pursuant hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or pursuant thereto.

16.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in a manner so as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, the provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Agreement. If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth in this Agreement.

16.10 Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of the Members and the successors, assignees and transferees of the Company.

38

16.11 Delivery of Notice. A Notice shall be considered given: (a) on the date of service (or refusal of acceptance of service) if served personally on the Person to whom Notice is to be given, or on a responsible individual at the appropriate address, by commercial messenger delivery service with signature verification of delivery or by other verified means of personal delivery, (b) on the date of transmission if sent via facsimile or other electronic transmission (including e-mail transmission), but only if the Person has given the Company the Person’s facsimile telephone number or other electronic transmission information (including e-mail address), as applicable, provided that no notice of transmission error or delivery failure is transmitted to the sender, (c) on the next Business Day if delivered by Federal Express or a similar overnight courier service, and (d) on the third Business Day after deposit if delivered by United States mail, first class mail, postage prepaid, return receipt requested. A Notice to the Company shall be addressed to the Manager at the address of the Principal Office or via facsimile or other electronic transmission (including e-mail transmission), but only if the Manager shall have given the Person the facsimile telephone number or other electronic transmission information (including e-mail address) of the Manager. A Notice to a Member shall be addressed to the Member at the address reflected on Exhibit A unless the Member has given the Company a Notice of different address; provided, however, that if the Member has given the Company the Member’s facsimile telephone number or other electronic transmission information (including e-mail address), a Notice to a Member may be made via facsimile or other electronic transmission (including e-mail transmission), as applicable.

16.12 Partition. The Members hereby waive any right of partition they may have with respect to any asset of the Company, now existing or hereafter acquired.

16.13 Venue. The parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Orange County in the State of Florida or in the U.S. District Court for the Middle District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Orange County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Orange County, Florida, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in Orange County, Florida has been brought in an inconvenient forum. The prevailing party in any court or other proceeding involving a dispute or controversy under or pursuant to this Agreement shall be entitled to reimbursement from the other party for all of the prevailing party’s costs, expenses and reasonable attorneys’ fees incurred in connection with resolving the dispute or controversy.

16.14 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING AT LAW OR IN EQUITY IN ANY COURT OF COMPETENT JURISDICTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(remainder of page intentionally left blank]

39

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

MANAGER:

LEGION CAPITAL CORPORATION

By:	/s/ Paul Carrazone
Paul Carrazone, Managing Director

COMMON MEMBER:

LEGION CAPITAL CORPORATION

By:	/s/ Paul Carrazone
Paul Carrazone, Managing Director

PREFERRED MEMBER:

LEGION SELECT VENTURE FUND, LLC

By:	Legion Select Venture Fund, LLC
its sole Manager

By.	/s/ James S. Byrd
James S. Byrd, Jr. Manager

[Signature Page to Legion Select Holdings, LLC Limited Liability Company Agreement]